Exhibit 99.1

Aurora Acquisition Corp. Announces Pricing of $220 Million Initial Public Offering

NEW YORK, March 3, 2021 -- Aurora Acquisition Corp. (Nasdaq: AURC, the "Company") announced today that it priced its initial public offering of 22,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market ("Nasdaq") and trade under the ticker symbol "AURCU" beginning March 3, 2021. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant. Each whole warrant enables the holder thereof to purchase one Class A ordinary share at $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols "AURC" and "AURCW," respectively.

Additionally, the Company consummated a private placement with the Company’s sponsor, Novator Capital Sponsor Ltd. (“Novator Capital”), and certain executive officers and directors of 4,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, generating gross proceeds of $6,000,000. The Company’s sponsor, Novator Capital, and certain executive officers and directors of the Company also purchased 3,500,000 units in a private placement concurrently with the offering, at a price of $10.00 per unit, for an aggregate purchase price of $35,000,000.

The Company intends to focus its search for a target with operations or prospects in the Europe, Middle East and Africa Technology and Media industry, including data analytics, enterprise software, security software, e-commerce and online marketplaces, and/or financial services technology.

The offering is expected to close on March 8, 2021, subject to customary closing conditions.

Barclays Capital Inc. is acting as sole book-running manager in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 3, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MEDIA CONTACT:

Khurram Kayani
Khurram@novatorcapital.com

SOURCE:

Aurora Acquisition Corp.